Exhibit 10.13
SEAPORT ENTERTAINMENT GROUP INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This Nonqualified Stock Option Agreement (this “Agreement”), dated as of        , 2024, is entered into by and between Seaport Entertainment Group Inc., a Delaware corporation (the “Company”), and         (“Optionee”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to those terms in the Company’s 2024 Equity Incentive Plan, as amended from time to time (the “Plan”).
WHEREAS, Optionee is an eligible Participant under the Plan; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has authorized this grant of stock options in accordance with the terms of the Plan.
NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Grant of Option. The Company hereby grants to Optionee, effective as of the Date of Grant (as defined in Section 3 of this Agreement), an option (the “Option”) to purchase      shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share, at the price of $     per share (the “Option Price”). This Agreement constitutes an “Award Agreement” under the terms of the Plan.
2.Type of Option. The Option is intended to be a Nonqualified Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422 of the Code.
3.Date of Grant. The effective date of the grant of this Option is      (the “Date of Grant”).
4.Date of Expiration. This Option shall expire on the tenth (10th) anniversary of the Date of Grant (the “Date of Expiration”), unless earlier terminated under Section 7(a) of this Agreement.
5.Vesting and Forfeiture of Option. Except as otherwise provided in this Agreement, the Option Shares shall vest and become exercisable on the [third (3rd) anniversary] / [fifth (5th) anniversary] of the Vesting Start Date, provided that Optionee remains employed by, or otherwise continues to provide Services to, the Company or a Subsidiary from the Date of Grant through the Vesting Date. For purposes of this Agreement, the “Vesting Start Date” shall mean          . Except as otherwise determined by the Compensation Committee or provided in an Employment Agreement (defined below), the Option, to the extent then unvested, shall terminate and be forfeited upon the Optionee ceasing to be employed by or provide Services to the Company or a Subsidiary prior to the Vesting Date (after giving effect to any acceleration of vesting that occurs in connection with such cessation). Further, the Option, whether vested or unvested, shall terminate and be forfeited upon Optionee’s violation of the terms and conditions of any Employment Agreement (as defined below).

6.Manner of Exercise.
(a)To the extent the Option is exercisable in accordance with Section 5 of this Agreement, the Option may be exercised by Optionee at any time, or from time to time, in whole or in part on or prior to the Termination Date; provided, however, that Optionee must exercise the Option in multiples of one hundred (100) Option Shares unless fewer than one hundred (100) Option Shares are available for purchase by Optionee under this Agreement at the time of exercise.
(b)Optionee shall exercise the Option by using the benefits platform provided by the Company to specify the number of Option Shares that Optionee desires to purchase, and to pay in full the Option Price and any required taxes (as provided in the Plan) for the number of Option Shares specified for purchase.
(c)Upon full payment of the Option Price and any required taxes, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company will issue the Option Shares purchased hereunder in the name of Optionee.
(d)At Optionee’s election, Optionee may choose to exercise the Option by cashless exercise through the delivery of irrevocable instructions to a broker acceptable to the Company to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, plus any required taxes (as provided in the Plan).
7.Termination.
(a)The Option shall terminate and any unvested or unexercised Option Shares shall be forfeited prior to the Date of Expiration on the earliest of the following dates (or if earlier, on the Date of Expiration) (such date, the “Termination Date”):
(i)If the Option Shares have been forfeited under Section 5, the Option shall terminate on the date of such forfeiture;
(ii)If the Company terminates Optionee’s employment for any reason other than death, Permanent Disability (as defined below), the Option shall terminate on the same date that Optionee’s employment with, or Service to, the Company or any Subsidiary, has been terminated; provided, however, that the Compensation Committee may, in its sole discretion, allow Optionee up to ninety (90) days from the date of termination to exercise the Option Shares that have vested and are exercisable on or prior to the termination of Optionee’s employment, but in no event beyond the Date of Expiration;

(iii)The Option shall terminate one year after the death or Permanent Disability of Optionee, if Optionee dies or suffers a Permanent Disability while an employee of, or providing Services to, the Company or a Subsidiary;
(iv)The date that the Option is terminated under the circumstances described in Section 12.2 of the Plan.
(b)For purposes of this Agreement, “Permanent Disability” means, (i) if Optionee is party to an employment, consulting, or similar type of agreement with the Company or a Subsidiary (each, an “Employment Agreement”) that contains a definition of “Disability” or “Permanent Disability” as of the date hereof or as of the date of the applicable determination, then as defined therein, or (ii) unless otherwise provided by the Compensation Committee (taking into account the requirements of Section 409A of the Code, if applicable), the inability of Optionee to perform the material duties of his or her employment or Service by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least twelve (12) months, as determined by a duly licensed physician selected by the Compensation Committee.
8.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal or state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise would result in a violation of any such laws. The Company shall not be obligated to issue any Shares pursuant to this Agreement if any such issuance would violate any such laws.
9.Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:
If to the Company, at:
If to Optionee, at:    Optionee’s current address shown on the records of the Company.
Either the Company or Optionee may change the above designated address by written notice to the other specifying such new address.
10.Interpretation. The interpretation and construction of this Agreement by the Compensation Committee shall be final and conclusive. No member of the Compensation Committee shall be liable for any such action or determination made in good faith.

11.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that, except as set forth in the Plan, no amendment shall materially adversely affect the rights of Optionee under this Agreement without Optionee’s consent; further, provided, that Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with applicable law, including Section 409A of the Code and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act. This Agreement may also be modified or amended by a writing signed by both the Company and Optionee.
12.Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.
13.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions that arise in connection with the grant of the Option.
14.Entire Agreement. This Agreement, together with the Plan and any Employment Agreement effective as of the Date of Grant, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter, except as otherwise provided herein. To the extent that the terms of this Agreement or the Plan conflict with an Employment Agreement in effect as of the Date of Grant, the Employment Agreement will control.
15.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.
16.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

Executed in the name and on behalf of the Company, to be effective on the date first set forth above.

SEAPORT ENTERTAINMENT GROUP INC.

By:
Name:
Title:
The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Option subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

OPTIONEE

Acceptance Date: